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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 1996


                 UNITED COUNTIES BANCORPORATION
     (Exact name of registrant as specified in its charter)


                           New Jersey
         (State or other jurisdiction of incorporation)

            0-11282                       22-2453041
  (Commission File Number)   (IRS Employer Identification No.)

        Four Commerce Drive, Cranford, New Jersey  07016
            (Address of principal executive offices)

                         (908) 931-6600
      (Registrant's telephone number, including area code)


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Item 5.   Other Events.

     United Counties Bancorporation reported net income of $32.189 million for the year ended December 31, 1995, a 35.3% increase above the $23.792 million recorded for the 1994 year. These earnings totalled $15.00 and $11.12 per share respectively, for 1995 and 1994. This increase is largely attributable to the after-tax gain of $7.630 million, or $3.56 per share, resulting from a gain on the exchange of equity securities.

     For the fourth quarter of 1995, net income totalled
$6,680,000, or $3.11 per share, a 10.0% rise from the $6,073,000, or $2.82 per share, for the same period in 1994. This increase included an after-tax gain of $957,000, or $.45 per share, from the exchange of securities.

     Stockholders' equity increased from $181,583,000 at year-end 1994, to $204,629,000 as recorded on December 31, 1995, an increase of $23,046,000, or 12.7%. This gain is primarily the result of earnings retention, net of cash dividends, plus an improvement of $2,488,000 in the net unrealized gain on securities available-for-sale. Total assets at December 31, 1995 were $1,621,251,000 compared to $1,680,940,000 at year-end 1994.

     As previously communicated, the adjourned Special Meeting of Stockholders to consider the proposed merger between United Counties Bancorporation and Meridian Bancorp, Inc., will be reconvened on Wednesday, February 7, 1996, at Corporate Headquarters. The meeting had been adjourned in order to allow United Counties Bancorporation shareholders the opportunity to receive supplemental information related to the proposed merger between Meridian and CoreStates Financial Corp., Philadelphia, Pennsylvania, announced prior to the November 1, 1995 Stockholder Meeting.


Item 7.   Exhibits.

     99   Press Release of United Counties Bancorporation dated
          February 2, 1996

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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              UNITED COUNTIES BANCORPORATION


Dated: February 5, 1996       By: NICHOLAS A. FRUNGILLO, JR.
                                  --------------------------
                                  Nicholas A. Frungillo, Jr.
                                  Treasurer and
                                  Chief Financial Officer

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                        INDEX TO EXHIBITS

99   Press Release of United Counties Bancorporation dated
     February 2, 1996